                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT OF
                   CERTIFICATE OF AMENDMENT AND RESTATEMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                         CONTINUUS SOFTWARE CORPORATION

        JOHN WARK and JOHN LASKEY certify that:

        They are the President and Chief Executive Officer, and Chief Financial Officer and Secretary, respectively, of Continuus Software Corporation, a California corporation.

        Section B(4)(c)(i)(4)(F) of Article III (concerning the definition of "Additional Shares of Common") of the Certificate of Amendment and Restatement of Articles of Incorporation of said corporation is hereby amended to read in its entirety as follows:

        "to officers, directors, and employees of, and consultants to, the corporation pursuant to stock option plans or agreements as designated and approved by the Board of Directors, in an aggregate amount of not more than 7,650,000 shares (of which 4,237,563 shares are subject to options outstanding as of December 30, 1997 and an additional 3,412,437 shares remain available for issuance as of December 30, 1997, provided that shares subject to options that expire pursuant to the terms of such options or that are repurchased by the corporation at a price equal to cost thereof to the holder pursuant to the terms of the agreement by which such shares were purchased from the corporation shall again become available for issuance under this subparagraph (F)), subject to appropriate adjustment for any stock split, recapitalization or similar event;"

        The foregoing amendment to the Certificate of Amendment and Restatement of Articles of Incorporation of said corporation has been duly approved by the board of directors.

        The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendments was 4,240,353 shares of Common Stock, 6,030,523 shares of Series A Preferred Stock, 1,195,809 shares of Series B Preferred Stock, 1,980,950 shares of Series C Preferred Stock, 957,144 shares of Series D Preferred Stock and 1,247,762 shares of Series E Preferred Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock voting alone as a single class, at least 67% of the outstanding shares of Preferred Stock voting alone as a single class, and a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.

                                    /s/ John Wark
                                   ---------------------------------------------
                                    JOHN WARK
                                    President and Chief Executive Officer

                                    /s/ John Laskey
                                   ---------------------------------------------
                                    JOHN LASKEY
                                    Chief Financial Officer and Secretary

            Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true and correct of his own knowledge, and that this declaration was executed on January 12, 1998, at Irvine, California.

                                    /s/ John Wark
                                   ---------------------------------------------
                                    JOHN WARK
                                    President and Chief Executive Officer

                                    /s/ John Laskey
                                   ---------------------------------------------
                                    JOHN LASKEY
                                    Chief Financial Officer and Secretary

                    CERTIFICATE OF AMENDMENT AND RESTATEMENT


                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                         CONTINUUS SOFTWARE CORPORATION,

                            A CALIFORNIA CORPORATION

        The undersigned, John Wark and John Laskey, certify that:

        ONE: They are the duly elected President and Secretary, respectively, of Continuus Software Corporation, a California corporation.

        TWO: The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                    ARTICLE I

        The name of this corporation is Continuus Software Corporation.

                                   ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. ARTICLE III

        A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is sixty million




                                       1.

(60,000,000). Forty million (40,000,000) shares shall be Common Stock. Twenty million (20,000,000) shares shall be Preferred Stock.

        The Preferred Stock may be issued from time to time in one or more series. Except as provided in this Article III, the Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in this Article III or in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

        B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF THE SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK

        1. DESIGNATION OF PREFERRED. Six million seventy-two thousand five hundred twenty-three (6,072,523) shares of the Preferred Stock are hereby designated Series A Preferred Stock (the "Series A Preferred"), one million one hundred ninety-five thousand eight hundred nine (1,195,809) shares of the Preferred Stock are hereby designated Series B Preferred Stock (the "Series B Preferred"), two million one hundred thirty-two thousand three hundred sixty-eight (2,132,368) shares of the Preferred Stock



                                       2.

are hereby designated Series C Preferred Stock (the "Series C Preferred"), nine hundred fifty-seven thousand one hundred forty-four (957,144) shares of the Preferred Stock are hereby designated Series D Preferred Stock (the "Series D Preferred") and two million seventy-five thousand (2,075,000) shares of Preferred Stock are hereby designated Series E Preferred Stock (the "Series E Preferred") (the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred are collectively referred to herein as the "Preferred"), with the respective rights, preferences and privileges specified herein.

        2.      DIVIDEND RIGHTS OF THE PREFERRED.

                (a) The holders of the Preferred shall be entitled to receive dividends at the rate of $0.1048 per share of Series A Preferred per annum, $0.12 per share of Series B Preferred per annum, $0.168 per share of Series C Preferred per annum, and $0.168 per share of Series D Preferred per annum, and $0.168 per share of Series E Preferred per annum, when, as and if declared by the Board of Directors out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of this corporation (the "Common") payable other than in Common or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common. Dividends, if paid, or if declared and set apart for payment, must be paid contemporaneously on all series of Preferred Stock for which any shares are issued and outstanding, and, if less than full



                                       3.

dividends are paid or declared and set apart for payment, the same percentage of the dividend rate shall be paid on or declared and set apart for payment for each series of Preferred Stock for which any shares are issued and outstanding. No dividends or other distributions shall be made with respect to the Common in any year, other than dividends payable solely in Common, until all declared dividends on the Preferred Stock with respect to such year have been paid or declared and set apart for payment. With respect to the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred, such dividends shall not be cumulative. No interest (or equivalent) shall be earned or accrued on any unpaid dividends. The Board shall not be obligated to declare dividends, notwithstanding the availability of funds for that purpose.

        3.      LIQUIDATION PREFERENCE.

                (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series D Preferred and the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Common by reason of their ownership thereof, the sum of (i) $2.10 per share for each share of Series D Preferred and Series E Preferred then held by them, (ii) an amount per share of Series D Preferred and Series E Preferred then held by them equal to $0.21 multiplied by the number of years



                                       4.

between the dates upon which the Series D Preferred and Series E Preferred, as the case may be, was first issued by the corporation and the date of the distribution provided for in this Section 3 (with any partial year pro-rated based on the ratio that the number of days in such partial year bears to 365) and (iii) an amount equal to all declared but unpaid dividends on the Series D Preferred and Series E Preferred then held by them. If the assets and funds thus distributed among the holders of the Series D Preferred and Series E Preferred shall be insufficient to permit the payment to such of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Series D Preferred and Series E Preferred in proportion to the full preferential amount to which each of them would be entitled in accordance with this paragraph.

                (b) After payment has been made to the holders of the Series D Preferred and Series E Preferred of the full amounts to which they shall be entitled pursuant to paragraph 3(a), in the event of any liquidation, dissolution, or winding up of the corporation, either voluntarily or involuntarily, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of assets or surplus funds of the corporation to the holders of the Common by reason of their ownership thereof, with respect to the Series A Preferred, the sum of (i) $1.31 per share for each share of Series A Preferred



                                       5.

then held by them, (ii) an amount per share of Series A Preferred then held by them equal to $0.131 multiplied by the number of years between the date upon which the Series C Preferred was first issued by the corporation and the date of the distribution provided for in this Section 3 (with any partial year pro-rated based on the ratio that the number of days in such partial year bears to 365) and (iii) an amount equal to all declared but unpaid dividends on the Series A Preferred then held by them, with respect to the Series B Preferred, the sum of (i) $1.50 per share for each share of Series B Preferred then held by them, (ii) an amount per share of Series B Preferred then held by them equal to $0.15 multiplied by the number of years between the date upon which the Series C Preferred was first issued by the corporation and the date of the distribution provided for in this Section 3 (with any partial year pro-rated based on the ratio that the number of days in such partial year bears to 365) and (iii) an amount equal to all declared but unpaid dividends on the Series B Preferred then held by them, with respect to the Series C Preferred, the sum of (i) $2.10 per share for each share of Series C Preferred then held by them, (ii) an amount per share of Series C Preferred then held by them equal to $0.21 multiplied by the number of years between the date upon which the Series C Preferred was first issued by the corporation and the date of the distribution provided for in this Section 3 (with any partial year pro-rated based on the ratio that the number of days in such partial year bears to 365) and (iii) an amount equal to all declared but unpaid dividends on the Series C Preferred then held by them, and



                                       6.

            If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution (after payment has been made to the holders of the Series D Preferred and the Series E Preferred of the full amounts provided for under paragraph 3(a)) shall be distributed ratably among the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 3 if such distribution had been sufficient to permit the full payment of such preferential amount.

                (c) Upon the completion of the distributions provided for in paragraphs 3(a) and 3(b) all of the assets or surplus funds remaining in the corporation shall be distributed pro rata among the holders of Common based on the number of shares of Common held by each such holder.

                (d) For purposes of this Section 3, a merger or consolidation of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the corporation, in which consolidation or merger the shareholders of the corporation receive distributions in cash or in securities of another corporation or corporations as a result of such consolidation or merger (excluding in any event a merger the sole purpose of which is to change the state of incorporation of the



                                       7.

corporation), or a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation.

        4. CONVERSION. The holders of the Preferred shall have conversion rights as follows (the "Conversion Rights"):

                (a)     OPTIONAL AND AUTOMATIC CONVERSION.

                        Each share of the Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common as is determined by dividing $1.31 per share of Series A Preferred, $1.50 per share of Series B Preferred, $2.10 per share of Series C Preferred, $2.10 per share of Series D Preferred and $2.10 per share of Series E Preferred by the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price, respectively, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of (i) the Series A Preferred shall initially be $1.31 per share of Common (the "Series A Conversion Price"), (ii) the Series B Preferred shall initially be $1.50 per share of Common (the "Series B Conversion Price"), (iii) the Series C Preferred shall initially be $2.10 per share of Common (the "Series C Conversion Price"), (iv) the Series D Preferred shall initially be $2.10 per share of Common (the "Series D Conversion Price") and (v) the Series E Preferred shall initially be $2.10 per share of Common (the "Series E Conversion Price"). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and



                                       8.

the Series E Conversion Price are hereinafter collectively referred to as the "Conversion Price." The Conversion Price shall be subject to adjustment as hereinafter provided.

            Each share of Preferred shall automatically be converted into shares of Common at the then effective Conversion Price upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common (whether for the account of the corporation or for the account of one or more shareholders of the corporation) of the corporation to the public at an aggregate offering price of not less than $15,000,000 and at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $5.25 per share of Common, subject to adjustment for stock dividends, combinations or splits with respect to such shares or (ii) the written consent of holders of more than 67% of the then outstanding shares of Preferred voting together as a single class. In the event of the automatic conversion of any series of Preferred as aforesaid, the conversion shall be deemed to have occurred automatically at the closing of such public offering or upon execution and delivery of such written consents to the corporation, as applicable.

                (b)     MECHANICS OF CONVERSION.

                        No fractional shares of Common shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of the Preferred shall be entitled to convert the same into full shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give



                                       9.

written notice to the corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(a)). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common, and any accrued and unpaid dividends on the converted Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion pursuant Section 4(a) such conversion shall be deemed to have been made immediately prior to the closing of the offering or the execution and delivery of the written consents referred to in such Section 4(a)). If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.


                                      10.

                (c)     ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                        (i)     SPECIAL DEFINITIONS. For purposes of this
Section 4(c), the following definitions shall apply:

                                (1) "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                                (2) "ORIGINAL ISSUE DATE" shall mean, with
respect to any series of the Preferred, the date on which the first share of such series was first issued.

                                (3) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares or other securities convertible into or exchangeable for Common.

                                (4) "ADDITIONAL SHARES OF COMMON" shall mean all
shares of Common issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common issued or issuable or deemed to be issued:

                                        (A) upon conversion of shares of the
Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and/or the Series E Preferred;


                                      11.

                                        (B) upon issuance by the corporation or
exercise by holders thereof of those certain warrants dated December 29, 1994 to purchase up to an aggregate of 1,908,397 shares of Common, outstanding warrants to purchase up to an aggregate of 42,000 shares of Series A Preferred and outstanding warrants to purchase up to an aggregate of 151,418 shares of Series C Preferred;

                                        (C) upon issuance by the corporation or
exercise by holders thereof of warrants to purchase up to an aggregate of 587,618 shares of Common issued substantially concurrently with the Series D Preferred;

                                        (D) upon issuance by the corporation or
exercise by holders thereof of warrants to purchase up to an aggregate of 782,834 shares of Series E Preferred Stock;

                                        (E) as a result of an adjustment made
pursuant to Sections 4(c)(iv), (vi) or (vii);

                                        (F) to officers, directors, and
employees of, and consultants to, the corporation pursuant to stock option plans or agreements as designated and approved by the Board of Directors, in an aggregate amount of not more than 4,650,000 shares (of which 3,584,858 shares are subject to options outstanding as of May 15, 1997 and an additional 336,142 shares remain available for issuance as of May 15, 1997, provided that shares subject to options that expire pursuant to the terms of such options or that are repurchased by the corporation at a price equal to cost thereof to



                                      12.

the holder pursuant to the terms of the agreement by which such shares were purchased from the corporation shall again become available for issuance under this subparagraph (F)), subject to appropriate adjustment for any stock split, recapitalization or similar event;

                                        (G) as a dividend or distribution on
Preferred; or

                                        (H) by way of dividend or other
distribution on shares of Common excluded from the definition of Additional Shares of Common by the foregoing clauses (A), (B), (C), (D), (E), (F), (G) or this clause (H) or on shares of Common so excluded.

                        (ii) NO ADJUSTMENT OF CONVERSION PRICE: No adjustment in the Conversion Price of a particular share of Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred.

                        (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON.

                                (1) OPTIONS AND CONVERTIBLE SECURITIES. In the
event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, or shall fix a record date for the



                                      13.

determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued;

                        (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common



                                      14.

issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                        (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                (i) in the case of Convertible Securities or
Options for Common the only Additional Shares of Common issued were the shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and



                                      15.

                                (ii) in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                        (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date prior to the original adjustment, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                (2) STOCK DIVIDENDS AND SUBDIVISIONS. In the event that the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common payable in Common, or effect a subdivision of the outstanding shares of Common into a greater number of shares of Common (by reclassification or otherwise than by payment of a dividend in Common)

                                      16.

then and in any such event, Additional Shares of Common shall not be deemed to have been issued, but rather the provisions of Section 4(c)(vi) below shall apply.

                        (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON.

                                In the event this corporation shall issue
Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided, however, that for the purposes of this Section (iv), all shares of Common issuable upon conversion of outstanding Convertible Securities, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section (iii), such Additional Shares of Common shall be deemed to be outstanding.

                        (v)     DETERMINATION OF CONSIDERATION.

                                For purposes of Section 4(c), the consideration
received by the

                                      17.

corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                (1)     CASH AND PROPERTY: Such consideration
shall:

                                        (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (B) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the corporation's Board of Directors; and

                                        (C) in the event Additional Shares of
Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                (2)     OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                (x) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a



                                      18.

subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                (y) the maximum number of shares of Common (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                        (vi) ADJUSTMENTS FOR SUBDIVISIONS, DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON.

                                (1)     In the event the outstanding shares of
Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                (2)     In the event the corporation shall
declare or pay any dividend on the Common payable in Common or in the event the outstanding shares of Common shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common, into a greater number of shares of Common, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased:


                                      19.

                                        (A) in the case of any such dividend,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                                        (B) in the case of any such subdivision,
at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

        If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted as of the time of actual payment of such dividend.

                        (vii) ADJUSTMENTS FOR OTHER RECLASSIFICATIONS, DIVIDENDS AND DISTRIBUTIONS.

                                If there occurs any capital reorganization or
any reclassification of the capital stock of the Corporation (other than any subdivision, dividend, combination, consolidation or other transaction provided for in Section 2, Section 3(c) or Section 4(c)(vi)), each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall thereafter be convertible into the same kind and amounts of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Common Stock of the Corporation upon such reorganization or reclassification, in respect of that number of shares of Common Stock into which such



                                      20.

shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred might have been converted immediately prior to such reorganization or reclassification; and in any such case, appropriate adjustments (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to the end that the provisions of these Articles shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

                                        (d) NO IMPAIRMENT. The corporation will
not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred against impairment.

                                        (e) CERTIFICATE AS TO ADJUSTMENTS. Upon
the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in



                                      21.

accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

                                        (f) NOTICES OF RECORD DATE. In the event
that this corporation shall propose at any time:

                        (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                        (iii)   to effect any reclassification or
recapitalization of its Common shares outstanding involving a change in the Common shares; or

                        (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to



                                      22.

liquidate, dissolve or wind up; then, in connection with each such event, this corporation shall send to the holders of the Preferred shares:

                                (1)     at least 10 days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                (2)     in the case of the matters referred to
in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event). Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of this corporation.

                (g) COMMON STOCK RESERVED. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the



                                      23.

conversion of all then outstanding shares of the Preferred, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        5.      VOTING RIGHTS.

                (a) Except as otherwise required by law or hereunder, each share of Common Stock issued and outstanding shall have one vote, each share of Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such share of Preferred is convertible as adjusted from time to time pursuant to Section 4 hereof and the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall vote together as a single class. Fractional votes by the holders of Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred held by each holder could be converted) shall be rounded to the nearest whole number.

                (b) Notwithstanding Section 5(a), the holders of the Series A Preferred voting together as a single class shall be entitled to elect one (1) director, the holders of the Series B Preferred voting together as a single class shall be entitled to elect one (1) director and all remaining directors shall be elected by the holders of the Common and the Preferred voting together as a single class.


                                      24.

        6. COVENANTS. In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 67% of all outstanding shares of Preferred, voting as a single class:

                (a) alter or change the rights, preferences, or privileges of the Preferred materially or adversely;

                (b) increase or decrease the number of members of the Board of Directors of the corporation;

                (c) increase the authorized number of shares of Preferred Stock or any series thereof;

                (d) take any action that results in any merger or consolidation of the corporation, any acquisition of all or substantially all of the assets of the corporation or any reorganization of the corporation's capital structure; or

                (e) create any new class or series of Preferred Stock or any other securities convertible into equity securities of the corporation.

        7. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common.

        8. CONSENT FOR CERTAIN REPURCHASES DEEMED TO BE DISTRIBUTIONS. Each holder of an outstanding share of Preferred shall be deemed to have consented, for



                                      25.

purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions by the corporation in connection with the repurchase of shares of Common issued to or held by officers, directors or employees of or consultants to the corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such person.

                                  ARTICLE IV

        A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

        C. Any repeal or modification of the provisions of this Article shall not adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

        THREE: The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

        FOUR: The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and



                                      26.

903 of the California Corporations Code. The total number of outstanding shares of the corporation is 4,136,499 shares of Common, 6,030,523 shares of Series A Preferred, 1,195,809 shares of Series B Preferred, 1,980,950 shares of Series C Preferred and 957,144 of Series D Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage required was more than 50% of the outstanding Common voting as a single class, more than 50% of the outstanding Series A Preferred voting as a single class, more than 50% of the outstanding Series B Preferred voting as a single class, more than 50% of the outstanding Series C Preferred voting as a single class, more than 50% of the outstanding Series D Preferred voting as a single class, at least 67% of the outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred voting as a single class, and more than 50% of the outstanding Common, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred voting together as a single class.




                                      27.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:  May 9, 1997                       /s/ John Wark
     --------------------------------    ---------------------------------------
                                         John Wark, President


                                         /s/ John Laskey
                                         ---------------------------------------
                                         John Laskey, Secretary



                                      28.